Exhibit 99.1

	First Midwest Bancorp, Inc.	News Release

First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143-9768
(630) 875-7450
www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens	James M. Roolf
	(Investors)	(Media)
	EVP and Chief Financial Officer	SVP and Corporate Relations Officer
	(630) 875-7347	(630) 875-7533
	paul.clemens@firstmidwest.com	jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES

2013 FOURTH QUARTER AND FULL YEAR RESULTS

Increased Earnings - Strong Loan Growth -

Improved Asset Quality

ITASCA, IL, January 21, 2014 - Today, First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for the fourth quarter of 2013. Net income applicable to common shares for the fourth quarter of 2013 was $18.9 million, or $0.26 per share, compared to net income applicable to common shares of $28.9 million, or $0.39 per share, for the third quarter of 2013 and $13.0 million, or $0.18 per share, for the fourth quarter of 2012.

For the full year of 2013, the Company reported net income applicable to common shares of $78.2 million, or $1.06 per share, compared to a net loss applicable to common shares of $20.7 million, or $0.28 per share, for the year ended December 31, 2012.

“First Midwest had a strong 2013, evidenced by significantly improved earnings, robust loan and fee growth as well as a dramatically enhanced credit profile,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Our lending and fee-based businesses performed extremely well throughout the year. Targeted investment in these businesses helped diversify our revenues and, when combined with substantially lower credit costs and tight expense control, offset the challenges of a difficult rate environment.”

Mr. Scudder went on to say, “Loans outstanding increased by 8% over 2012, led by double digit growth in both commercial and agricultural lending. Notably, our fee-based revenues grew by some 10% on the strength of wealth management, mortgage, and commercial sales performance. As we closed 2013, both our agricultural lending and trust platforms now rank among the largest of Illinois-based financial institutions.”

Mr. Scudder concluded, “Our business momentum remains solid and, when combined with our strong capital foundation and an improving economic outlook, leaves us well placed to grow and enhance shareholder value.”

SELECT HIGHLIGHTS

Business Momentum

•                  Increased earnings per share by 44% compared to the fourth quarter of 2012 and almost 500% compared to the year ended December 31, 2012.

•                  Grew total loans, excluding covered loans, by 10% annualized from September 30, 2013 and 8% from December 31, 2012.

•                  Maintained noninterest expense consistent with the third quarter and decreased by 12% from the fourth quarter of 2012.

•                  Maintained net interest margin of 3.62% achieved in the third quarter.

•                  Increased dividends per share to $0.07, up 75% from the third quarter and 600% from the fourth quarter of 2012.

Improving Credit and Strengthening Capital

•                  Recorded 21% lower net loan charge-offs, excluding net covered loan charge-offs, compared to the third quarter, representing one of the lowest levels in over five years.

•                  Decreased non-performing loans by $10 million, or 14%, from September 30, 2013 and $30 million, or 32%, from December 31, 2012.

•                  Reduced performing potential problem loans by $31 million, or 17%, from September 30, 2013 and $63 million, or 29%, from December 31, 2012.

•                  Grew Tier 1 common capital to risk-weighted assets to 10.37%, a 14 basis point improvement from September 30, 2013 and 104 basis point improvement from December 31, 2012.

•                  Retired $23.3 million of 6.95% junior subordinated debentures at a premium of 4%, resulting in a pre-tax loss of $1.0 million, while lowering future annual interest expense by nearly $2 million.

OPERATING PERFORMANCE

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Income (loss) before income tax expense	$28,673	$54,282	$19,410	$128,021	$(49,936)
Provision for loan and covered loan losses	—	4,770	5,593	16,257	158,052
Pre-tax, pre-provision earnings	28,673	59,052	25,003	144,278	108,116
Adjustments to Pre-Tax, Pre-Provision Earnings
Net securities (gains) losses	(147)	(33,801)	(88)	(34,164)	921
Net losses on sales and valuation adjustments of OREO, excess properties, asset held-for sale, and other	1,763	1,652	1,864	3,908	7,974
Losses on early extinguishment of debt	1,034	—	814	1,034	558
Severance-related costs	483	233	—	2,207	1,155
BOLI modification loss	—	13,312	—	13,312	—
Gain on termination of FHLB forward commitments	—	(7,829)	—	(7,829)	—
Gain, less related expenses, on bulk loan sales	—	—	(2,639)	—	(2,639)
Adjusted amortization of FDIC indemnification asset	—	—	2,705	1,500	6,705
Gains on acquisitions, net of integration costs	—	—	588	—	(2,486)
Total adjustments	3,133	(26,433)	3,244	(20,032)	12,188
Pre-tax, pre-provision operating earnings	$31,806	$32,619	$28,247	$124,246	$120,304

(1) The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in assessing the Company’s operating performance. This non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings of $31.8 million for the fourth quarter of 2013 decreased 2.5% from the third quarter of 2013 driven mainly by comparatively lower fee-based revenues. Compared to the fourth quarter of 2012, pre-tax, pre-provision operating earnings increased $3.6 million, or 12.6%, resulting primarily from lower noninterest expense, which was partially offset by a decrease in net interest income and noninterest income.

For the full year of 2013, pre-tax, pre-provision operating earnings rose $3.9 million compared to 2012 as a result of higher levels of wealth management fees, gains on mortgage loan sales, and fees from sales of capital market products to commercial clients, which more than offset a decrease in net interest income.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2013			September 30, 2013			December 31, 2012
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$610,792	$448	0.29	$661,779	$469	0.28	$562,288	$345	0.24
Trading securities	16,569	72	1.74	15,543	29	0.75	15,597	94	2.41
Investment securities (1)	1,211,868	10,582	3.49	1,250,158	10,199	3.26	1,144,997	10,154	3.55
Federal Home Loan Bank and Federal Reserve Bank stock	35,161	332	3.78	35,162	333	3.79	47,232	349	2.96
Loans (1)(2)	5,675,293	63,728	4.45	5,559,932	64,326	4.59	5,463,355	66,490	4.84
Total interest-earning assets (1)	7,549,683	75,162	3.95	7,522,574	75,356	3.98	7,233,469	77,432	4.26
Cash and due from banks	123,128			127,847			122,328
Allowance for loan and covered loan losses	(91,860)			(93,940)			(103,302)
Other assets	793,359			847,304			886,748
Total assets	$8,374,310			$8,403,785			$8,139,243

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,678,591	788	0.08	$3,647,159	765	0.08	$3,468,397	903	0.10
Time deposits	1,234,517	1,953	0.63	1,288,746	2,072	0.64	1,447,918	2,832	0.78
Borrowed funds	213,761	390	0.72	203,613	390	0.76	185,390	497	1.07
Senior and subordinated debt	207,162	3,301	6.32	214,860	3,436	6.34	214,764	3,445	6.38
Total interest-bearing liabilities	5,334,031	6,432	0.48	5,354,378	6,663	0.49	5,316,469	7,677	0.57
Demand deposits	1,956,570			1,975,797			1,808,522
Total funding sources	7,290,601			7,330,175			7,124,991
Other liabilities	87,250			90,154			73,077
Stockholders’ equity - common	996,459			983,456			941,175
Total liabilities and stockholders’ equity	$8,374,310			$8,403,785			$8,139,243
Net interest income/margin (1)		$68,730	3.62		$68,693	3.63		$69,755	3.84

(1)    Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in comparing revenue from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)    This item includes covered interest-earning assets consisting of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

For the fourth quarter of 2013, average interest-earning assets rose $27.1 million from the third quarter of 2013 driven by growth in the loan portfolio, which was funded through other interest-earning assets and cash flows from maturing investment securities. Compared to December 31, 2012, average interest-earning assets grew $316.2 million from an increase in loans, investment securities, and other interest-earning assets.

Average funding sources for the fourth quarter of 2013 were $39.6 million lower than the third quarter of 2013 and $165.6 million higher than the fourth quarter of 2012. A reduction in time deposits and seasonal declines in public fund deposits, partially offset by higher levels of interest-bearing transaction deposits, accounted for the decrease in average funding sources from the third quarter of 2013. Compared to the fourth quarter of 2012, a 6.8% increase in average demand and interest-bearing transaction deposits more than offset lower levels of time deposits.

Tax-equivalent net interest margin for the current quarter was 3.62%, remaining stable compared to the third quarter of 2013 and declining 22 basis points compared to the fourth quarter of 2012. Loan yields declined on new and renewing loans compared to both prior periods presented as a result of greater customer preference for floating rate loans given the current low interest rate environment. The decrease in the loan yield during the fourth quarter was mitigated by a higher rate earned on certain investment securities. Additionally, an improved funding mix and lower rates paid on time deposits offset the decline in the loan yield compared to both prior periods presented.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			December 31, 2013 Percent Change From
	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Service charges on deposit accounts	$9,259	$9,472	$9,689	(2.2)	(4.4)
Card-based fees	5,517	5,509	5,274	0.1	4.6
Wealth management fees	6,202	6,018	5,590	3.1	10.9
Mortgage banking income	1,055	1,273	2,329	(17.1)	(54.7)
Merchant servicing fees	2,585	2,915	2,727	(11.3)	(5.2)
Other service charges, commissions, and fees	2,094	2,617	1,121	(20.0)	86.8
Total fee-based revenues	26,712	27,804	26,730	(3.9)	(0.1)
Net securities gains	147	33,801	88	(99.6)	67.0
BOLI income (loss)	584	(13,028)	355	N/M	64.5
Net trading gains (1)	1,057	882	116	19.8	N/M
Losses on early extinguishment of debt	(1,034)	—	(814)	N/M	27.0
Other income	313	800	460	(60.9)	(32.0)
Gain on termination of FHLB forward commitments	—	7,829	—	N/M	—
Gain on bulk loan sales	—	—	5,153	N/M	N/M
Total noninterest income	$27,779	$58,088	$32,088	(52.2)	(13.4)

N/M - Not meaningful.

(1) Net trading gains result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total fee-based revenues declined 3.9% from the third quarter of 2013 primarily from decreases in fee income generated by sales of capital market products to commercial clients, gains on sales of mortgage loans, and merchant servicing fees. The reduction in merchant servicing fees was substantially offset by lower merchant card expense, reflecting the high volume, low margin nature of this service. These declines were partially mitigated by continued growth in wealth management fees.

Compared to the fourth quarter of 2012, total fee-based revenues remained stable. Growth in fee income generated by sales of capital market products to commercial clients and wealth management fees resulting from new customer relationships and improved market performance were offset by lower levels of mortgage banking income.

Total noninterest income comparisons to the prior quarter and fourth quarter of 2012 are impacted by significant nonrecurring transactions during these periods. During the third quarter of 2013, the Company recognized a $34.0 million gain on the sale of an equity investment, a $7.8 million gain on the termination of two FHLB forward commitments, and a $13.3 million charge related to an adjustment of the cash surrender values of certain BOLI policies. A $5.2 million gain on bulk loan sales was recognized in the fourth quarter of 2012.

During the fourth quarter of 2013, the Company repurchased and retired $23.3 million of 6.95% junior subordinated debentures, which resulted in a pre-tax loss of $1.0 million. This action will reduce future annual interest expense by $1.6 million.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			December 31, 2013 Percent Change From
	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Salaries and wages	$27,286	$27,254	$27,036	0.1	0.9
Nonqualified plan expense (1)	1,305	1,003	205	30.1	N/M
Retirement and other employee benefits	6,399	6,013	6,787	6.4	(5.7)
Total compensation expense	34,990	34,270	34,028	2.1	2.8
Net OREO expense	2,815	2,849	1,325	(1.2)	N/M
Professional services	5,592	5,517	10,415	1.4	(46.3)
Net occupancy and equipment expense	7,910	7,982	8,747	(0.9)	(9.6)
Technology and related costs	2,984	2,984	3,231	—	(7.6)
FDIC premiums	1,258	1,734	1,763	(27.5)	(28.6)
Advertising and promotions	2,144	2,167	1,744	(1.1)	22.9
Merchant card expense	2,076	2,339	2,192	(11.2)	(5.3)
Cardholder expenses	1,019	1,030	935	(1.1)	9.0
Other expenses	4,006	3,830	6,522	4.6	(38.6)
Adjusted amortization of FDIC indemnification asset	—	—	2,705	N/M	N/M
Total noninterest expense	$64,794	$64,702	$73,607	0.1	(12.0)

N/M - Not meaningful.

(1) Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements and is substantially offset by earnings on related assets included in noninterest income.

Total noninterest expense for the fourth quarter of 2013 was consistent with the third quarter of 2013 and decreased 12.0% compared to the fourth quarter of 2012.

The increase in retirement and other employee benefits from the quarter ended September 30, 2013 was driven by the timing of certain pension expense accruals. Compared to the fourth quarter of 2012, the decrease in retirement and other employee benefits resulted primarily from changes to the Company’s defined benefit pension plan and a decrease in other employee benefit accruals.

The fourth quarter of 2012 reflects higher gains on sales of OREO properties compared to the fourth quarter of 2013, driving higher net OREO expense.

During the fourth quarter of 2012, professional services were elevated due primarily to expenses related to the completion of the bulk loan sales, higher personnel recruitment expenses, and the accelerated recognition of certain capitalized consulting costs.

The decline in net occupancy and equipment expense resulted from a decrease in real estate taxes compared to the fourth quarter of 2012.

FDIC premiums decreased compared to both prior periods presented from a lower assessment rate.

The increase in advertising and promotions expense from the fourth quarter of 2012 was driven by the launch of our “Bank with Momentum” branding campaign during the second quarter of 2013, and reflects the return to a more normalized level of expense.

The decline in other expenses from the fourth quarter of 2012 reflects a $770,000 reduction in the reserve for unfunded commitments in the fourth quarter of 2013. In addition, the fourth quarter of 2012 was elevated as a result of a $1.3 million valuation adjustment on a former banking office.

Based on management’s current estimates of future cash flows on covered loans and OREO and expected reimbursements from the FDIC for covered losses, no adjusted amortization of the FDIC indemnification asset was required for the third and fourth quarters of 2013.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			December 31, 2013 Percent Change From
	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Corporate
Commercial and industrial	$1,830,638	$1,792,561	$1,631,474	2.1	12.2
Agricultural	321,702	318,659	268,618	1.0	19.8
Commercial real estate:
Office	459,202	449,067	474,717	2.3	(3.3)
Retail	392,576	384,787	368,796	2.0	6.4
Industrial	501,907	503,010	489,678	(0.2)	2.5
Multi-family	332,873	332,749	285,481	—	16.6
Construction	186,197	175,172	186,416	6.3	(0.1)
Other commercial real estate	807,071	790,114	773,121	2.1	4.4
Total commercial real estate	2,679,826	2,634,899	2,578,209	1.7	3.9
Total corporate loans	4,832,166	4,746,119	4,478,301	1.8	7.9
Consumer
Home equity	427,020	377,015	390,033	13.3	9.5
1-4 family mortgages	275,992	286,333	282,948	(3.6)	(2.5)
Installment	44,827	39,462	38,394	13.6	16.8
Total consumer loans	747,839	702,810	711,375	6.4	5.1
Total loans, excluding covered loans	5,580,005	5,448,929	5,189,676	2.4	7.5
Covered loans	134,355	153,305	197,894	(12.4)	(32.1)
Total loans	$5,714,360	$5,602,234	$5,387,570	2.0	6.1

Total loans, excluding covered loans, of $5.6 billion grew by $131.1 million from September 30, 2013. During the fourth quarter of 2013, the Company experienced strong annualized growth of nearly 10% across most corporate categories. In response to market conditions, the Company purchased $51.9 million of high-quality, shorter duration home equity loans and elected to sell $29.3 million of longer-term 1-4 family mortgages.

Compared to December 31, 2012, total loans, excluding covered loans, increased significantly by 7.5%, or $390.3 million. Year-over-year, the loan portfolio benefited from well-balanced growth reflecting credits of varying size and diverse geographic locations within our markets. The Company experienced strong growth in the commercial and industrial and agricultural loan categories, reflecting the impact of greater resource investments and expansion into specialized lending areas.

Asset Quality

(Dollar amounts in thousands)

	As Of			December 31, 2013 Percent Change From
	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$59,798	$68,170	$84,534	(12.3)	(29.3)
90 days or more past due loans	3,708	5,642	8,689	(34.3)	(57.3)
Total non-performing loans	63,506	73,812	93,223	(14.0)	(31.9)
Accruing troubled debt restructurings (“TDRs”)	23,770	24,329	6,867	(2.3)	N/M
OREO	32,473	35,616	39,953	(8.8)	(18.7)
Total non-performing assets	$119,749	$133,757	$140,043	(10.5)	(14.5)
30-89 days past due loans	$20,742	$15,111	$22,666	37.3	(8.5)
Performing potential problem loans:
Special mention	$77,564	$114,788	$137,622	(32.4)	(43.6)
Substandard	78,390	72,439	80,977	8.2	(3.2)
Total performing potential problem loans (1)	$155,954	$187,227	$218,599	(16.7)	(28.7)

Non-accrual loans to total loans	1.07%	1.25%	1.63%
Non-performing loans to total loans	1.14%	1.35%	1.80%
Non-performing assets to loans plus OREO	2.13%	2.44%	2.68%
Performing potential problem loans to total loans (1)	2.79%	3.44%	4.22%

Allowance for Credit Losses
Allowance for loan losses	$72,946	$77,772	$87,384	(6.2)	(16.5)
Allowance for covered loan losses	12,559	13,056	12,062	(3.8)	4.1
Total allowance for loan and covered loan losses	85,505	90,828	99,446	(5.9)	(14.0)
Reserve for unfunded commitments	1,616	2,386	3,366	(32.3)	(52.0)
Total allowance for credit losses	$87,121	$93,214	$102,812	(6.5)	(15.3)
Allowance for credit losses to loans, including covered loans	1.52%	1.66%	1.91%
Allowance for credit losses to non-accrual loans, excluding covered loans	124.69%	117.59%	107.35%

N/M - Not meaningful.

(1) Total performing potential problem loans excludes accruing TDRs of $2.8 million as of December 31, 2013, $18.6 million as of September 30, 2013, and $448,000 as of December 31, 2012.

Non-performing loans, excluding covered loans, were $63.5 million at December 31, 2013, decreasing 14.0% from September 30, 2013 and 31.9% from December 31, 2012. The reclassification of two corporate loan relationships totaling $19.3 million from non-accrual to accruing TDR status accounted for the majority of the year-over-year improvement. These loans continue to perform in accordance with their modified terms, which are at market rates, and are expected to move to the performing loan portfolio by the end of the first quarter of 2014.

Performing potential problem loans decreased 16.7% from September 30, 2013 and 28.7% from December 31, 2012 and are now at pre-recession levels.

Charge-Off Data

(Dollar amounts in thousands)

	Quarters Ended
	December 31, 2013	% of Total	September 30, 2013	% of Total	December 31, 2012	% of Total
Net loan charge-offs (1):
Commercial and industrial	$2,528	50.0	$2,057	32.0	$1,778	28.4
Agricultural	(58)	(1.1)	141	2.2	(177)	(2.8)
Office, retail, and industrial	882	17.4	956	14.9	95	1.5
Multi-family	(10)	(0.2)	112	1.7	9	0.1
Construction	(934)	(18.5)	410	6.4	234	3.7
Other commercial real estate	776	15.4	639	10.0	1,786	28.5
Consumer	1,868	37.0	2,108	32.8	2,536	40.6
Net loan charge-offs, excluding covered loans	5,052	100.0	6,423	100.0	6,261	100.0
Net covered loan charge-offs (1)	271		1,629		1,465
Total net loan charge-offs	$5,323		$8,052		$7,726
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	0.36%		0.47%		0.48%
Year-to-date	0.48%		0.53%		3.32%

(1) Amounts represent charge-offs, net of recoveries.

Excluding net covered loan charge-offs, net loan charge-offs for the fourth quarter of 2013 decreased 21.3% compared to the third quarter of 2013, representing one of the lowest levels of charge-offs in over five years.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2012	Regulatory Minimum For “Well- Capitalized”	Excess Over Required Minimums at December 31, 2013
Regulatory capital ratios:
Total capital to risk-weighted assets	12.39%	12.60%	11.90%	11.65%	10.00%	24%	$162,321
Tier 1 capital to risk-weighted assets	10.91%	11.12%	10.28%	9.92%	6.00%	82%	$333,734
Tier 1 leverage to average assets	9.18%	9.21%	8.40%	8.13%	5.00%	84%	$337,620
Tier 1 common capital to risk-weighted assets (1)	10.37%	10.23%	9.33%	8.93%	N/A	N/A	N/A

Tangible common equity ratios (2):
Tangible common equity to tangible assets	9.09%	8.61%	8.44%	8.26%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	9.43%	8.93%	8.64%	8.38%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	10.67%	10.60%	10.39%	10.12%	N/A	N/A	N/A
Non-performing assets to tangible common equity and allowance for credit losses	14.74%	16.66%	18.36%	20.50%	N/A	N/A	N/A

N/A - Ratio is not subject to formal Federal Reserve regulatory guidance.

(1)     Excludes the impact of trust-preferred securities.

(2)     Tangible common equity (“TCE”) represents common stockholders’ equity less goodwill and identifiable intangible assets. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The decline in the Company’s regulatory capital ratios compared to the third quarter of 2013 resulted from loan growth and the repurchase and retirement of $23.3 million of 6.95% junior subordinated debentures, which qualify as Tier 1 capital. This decrease was partially mitigated by retained earnings. The Company’s regulatory ratios exceeded all regulatory mandated ratios for characterization as “well-capitalized” as of December 31, 2013.

The Board of Directors approved an increase in the quarterly cash dividend from $0.04 to $0.07 per common share during the fourth quarter of 2013, which followed a dividend increase from $0.01 to $0.04 per common share in the second quarter of 2013.

About the Company

First Midwest is the premier relationship-based financial institution in the dynamic Chicagoland banking market. As one of Illinois’ largest independent bank holding companies, First Midwest provides a full range of business and retail banking and wealth management services through approximately 90 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. The Company website is www.firstmidwest.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of certain of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s judgment as of the date hereof based on currently available information. The Company undertakes no duty to update any forward-looking statements contained in this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, January 22, 2014 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (888) 317-6016 (U.S. domestic) or (412) 317-6016 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10039374 beginning one hour after completion of the live call until 9:00 A.M. (ET) on January 29, 2014. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets
Cash and due from banks	$110,417	$155,075	$149,420
Interest-bearing deposits in other banks	476,824	744,163	566,846
Trading securities, at fair value	17,317	16,443	14,162
Securities available-for-sale, at fair value	1,112,725	1,162,911	1,082,403
Securities held-to-maturity, at amortized cost	44,322	29,847	34,295
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	35,161	35,161	47,232
Loans, excluding covered loans	5,580,005	5,448,929	5,189,676
Covered loans	134,355	153,305	197,894
Allowance for loan and covered loan losses	(85,505)	(90,828)	(99,446)
Net loans	5,628,855	5,511,406	5,288,124
OREO, excluding covered OREO	32,473	35,616	39,953
Covered OREO	8,863	10,477	13,123
FDIC indemnification asset	16,585	18,078	37,051
Premises, furniture, and equipment	120,204	118,664	121,596
Investment in BOLI	193,167	193,979	206,405
Goodwill and other intangible assets	276,366	277,187	281,059
Accrued interest receivable and other assets	180,128	208,906	218,170
Total assets	$8,253,407	$8,517,913	$8,099,839
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,911,602	2,020,956	1,762,903
Interest-bearing deposits	4,854,499	4,982,252	4,909,352
Total deposits	6,766,101	7,003,208	6,672,255
Borrowed funds	224,342	212,058	185,984
Senior and subordinated debt	190,932	214,876	214,779
Accrued interest payable and other liabilities	70,590	101,046	85,928
Total liabilities	7,251,965	7,531,188	7,158,946
Common stock	858	858	858
Additional paid-in capital	414,293	412,677	418,318
Retained earnings	853,740	839,835	786,453
Accumulated other comprehensive loss, net of tax	(26,792)	(26,057)	(15,660)
Treasury stock, at cost	(240,657)	(240,588)	(249,076)
Total stockholders’ equity	1,001,442	986,725	940,893
Total liabilities and stockholders’ equity	$8,253,407	$8,517,913	$8,099,839

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest Income
Loans, excluding covered loans	$60,068	$60,614	$61,596	$239,224	$248,752
Covered loans	3,062	3,142	3,975	13,804	15,873
Investment securities	8,138	7,742	7,517	30,893	32,923
Other short-term investments	852	831	1,111	3,326	3,021
Total interest income	72,120	72,329	74,199	287,247	300,569
Interest Expense
Deposits	2,741	2,837	3,735	11,901	18,052
Borrowed funds	390	390	497	1,607	2,009
Senior and subordinated debt	3,301	3,436	3,445	13,607	14,840
Total interest expense	6,432	6,663	7,677	27,115	34,901
Net interest income	65,688	65,666	66,522	260,132	265,668
Provision for loan and covered loan losses	—	4,770	5,593	16,257	158,052
Net interest income after provision for loan and covered loan losses	65,688	60,896	60,929	243,875	107,616
Noninterest Income
Service charges on deposit accounts	9,259	9,472	9,689	36,526	36,699
Card-based fees	5,517	5,509	5,274	21,649	20,852
Wealth management fees	6,202	6,018	5,590	24,185	21,791
Mortgage banking income	1,055	1,273	2,329	5,306	2,689
Merchant servicing fees	2,585	2,915	2,727	10,953	10,806
Other service charges, commissions, and fees	2,094	2,617	1,121	7,663	4,486
Net securities gains (losses)	147	33,801	88	34,164	(921)
BOLI income (loss)	584	(13,028)	355	(11,844)	1,307
Loss on early extinguishment of debt	(1,034)	—	(814)	(1,034)	(558)
Other income	1,370	1,682	576	5,486	4,355
Gain on termination of FHLB forward commitments	—	7,829	—	7,829	—
Gain on bulk loan sales	—	—	5,153	—	5,153
Gain on FDIC-assisted acquisition	—	—	—	—	3,289
Total noninterest income	27,779	58,088	32,088	140,883	109,948
Noninterest Expense
Salaries and employee benefits	34,990	34,270	34,028	138,750	130,755
Net occupancy and equipment expense	7,910	7,982	8,747	31,832	32,699
Technology and related costs	2,984	2,984	3,231	11,335	11,846
Professional services	5,592	5,517	10,415	21,922	29,614
Net OREO expense	2,815	2,849	1,325	8,547	10,521
FDIC premiums	1,258	1,734	1,763	6,438	6,926
Adjusted amortization of FDIC indemnification asset	—	—	2,705	1,500	6,705
Other expenses	9,245	9,366	11,393	36,413	38,434
Total noninterest expense	64,794	64,702	73,607	256,737	267,500
Income (loss) before income tax expense	28,673	54,282	19,410	128,021	(49,936)
Income tax expense (benefit)	9,508	24,959	6,194	48,715	(28,882)
Net income (loss)	19,165	29,323	13,216	79,306	(21,054)
Net (income) loss applicable to non-vested restricted shares	(260)	(416)	(194)	(1,107)	306
Net income (loss) applicable to common shares	$18,905	$28,907	$13,022	$78,199	$(20,748)
Diluted earnings (loss) per common share	$0.26	$0.39	$0.18	$1.06	$(0.28)
Dividends declared per common share	$0.07	$0.04	$0.01	$0.16	$0.04
Weighted average diluted common shares outstanding	74,042	74,034	73,758	73,994	73,666